Exhibit 10.2

VWR CORPORATION

RETENTION PROGRAM

1. Effective Date. This Retention Program (the “Plan”) of VWR Corporation (the “Company”) will become effective (the “Effective Date”) upon the date hereof, and will remain in effect until the payment of all benefits earned and payable hereunder (the “Term”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement and Plan of Merger dated as of May 4, 2017 by and among Avantor, Inc. Vail Acquisition Corp and VWR Corporation (the “Merger Agreement”).

2. Participants Covered. Each person listed on Exhibit A will become a participant in the Plan on the Effective Date (each such person, a “Participant”). The Compensation Committee of the Company’s Board of Directors may add additional Participants to Exhibit A; provided that the aggregate amount of Retention Bonus may not exceed $12,000,000 (including any amounts of Retention Bonuses forfeited by Participants).

3. Participant Retention Bonus. Each Participant will be eligible to earn in accordance with this Plan the applicable Retention Bonus listed on Exhibit A.

4. Vesting of the Retention Bonus. A Participant’s right to the Retention Bonus will vest and become non-forfeitable if (i) the Participant is employed by the Company or its affiliates (including, without limitation, Avantor, Inc. ( the “Parent”) and any affiliate of Parent) on Vesting Date or (ii) subject to the Participant’s compliance with Section 6.2, the Participant’s employment with the Company and its affiliates is terminated before the Vesting Date (A) by the Company for a reason other than Cause, (B) by the Participant for Good Reason or (C) due to the Participant’s death or disability. For purposes of this Plan, the “Vesting Date” means, as applicable, (x) May 4, 2018 if the Closing Date (as defined in the Merger Agreement) has occurred before such date, or (y) if the Closing Date has not occurred on or before May 4, 2018, the earlier of the Closing Date or December 31, 2018.

5. Forfeiture of Accounts. Subject to Section 4 above, a Participant will forfeit his or her Retention Bonus upon any termination of employment with the Company and its affiliates. For the sake of clarity, this forfeiture will apply only in the case of a termination of the Participant’s employment by the Company for Cause or voluntarily by the Participant without Good Reason.

6. Distribution of Retention Bonus.

6.1 General. A Participant’s Retention Bonus will be distributed in a cash lump sum to the Participant (or his or her beneficiaries) within 10 days of the date the Participant’s right to such portion becomes vested in accordance with Section 4.

6.2 Release. Any and all amounts payable pursuant to Section 4(ii) of this Agreement shall only be payable if the Participant delivers to the Company and does not revoke a general release of claims in favor of the Company. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the Participant’s termination.

6.3 Section 409A. To the extent necessary to avoid imposition on the Participant of a penalty tax pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any distribution payable as a result of a Participant’s termination of employment will be deferred for six months and one day after such termination and will be made in accordance with the provisions of Section 6.1.

7. Miscellaneous.

7.1 Spendthrift Clause. No benefit, distribution or payment under the Plan may be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process whether pursuant to a “qualified domestic relations order” as defined in Section 414(p) of the Code or otherwise.

7.2 Withholding. Any amounts payable hereunder will be reduced by all required withholdings for state, federal and local employment, income, payroll or other taxes.

7.3 Beneficiary Designation. A Participant may from time to time designate, in the manner specified by the Company, a beneficiary to receive payment pursuant to Section 6 in the event of his or her death. In the event that there is no properly designated beneficiary living at the time of a Participant’s death, his or her benefit hereunder will be paid to his or her estate.

7.4 Amendment. On and after the Effective Date, the Plan may not be amended by the Company in a manner that adversely affects a Participant without his or her written consent. The Plan may be amended with the consent of Participants to comply with Section 409A of the Code so long as such amendments do not materially adversely affect the rights of any Participant hereunder.

7.5 Governing Law. This Plan will be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof. For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any action, suit or proceeding in any court of competent jurisdiction in any state in which the Participant resides at the commencement of such action, suit of proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

7.6 Right of Discharge Preserved. Nothing contained in this Plan will be construed as a guarantee or right of any Participant to be continued as an employee of the Company or its Subsidiaries or as a limitation of the right of the Company or its Subsidiaries to terminate the employment of any Participant.

7.7 Successors and Assigns. This Plan will be binding upon and will inure to the benefit of the Company, its successors and assigns, and the Company will require any successor or assign (including any purchaser of all or substantially all the Company’s asset) to expressly assume and agree to maintain this Plan and to perform under this Plan to the same extent that the Company would be required to perform under the Plan if no such succession or assignment had taken place. The term “Company” as used herein will include such successors and assigns.

IN WITNESS WHEREOF, the Company has caused this Plan to be adopted this 25th day of May, 2017.